Exhibit 99.7

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

CB FINANCIAL SERVICES, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the proxy statement/prospectus constituting part of the Registration Statement on Form S-4 of CB Financial Services, Inc. as a person to become a director of CB Financial Services, Inc.

/s/ John M. Swiatek
Signature

John M. Swiatek
Print Name

Dated: June 2, 2014